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Exhibit 4.1

                       PHARMAKINETICS LABORATORIES, INC.
                            ARTICLES SUPPLEMENTARY

     PharmaKinetics Laboratories, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified 250,000 shares of the Preferred Stock of the Corporation as a class designated "Class B Convertible Preferred Stock."

     SECOND: A description of such Class B Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, dividends, and qualifications, all as set by the Board of Directors of the Corporation, is as follows:

1.   DESIGNATION AND AMOUNT

     A total of 250,000 shares of the Corporation's Preferred Stock shall be designated the "Class B Convertible Preferred Stock."

2.   VOTING RIGHTS

     General. Each holder of Class B Convertible Preferred Stock shall be
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entitled to vote on all matters submitted to a vote of the holders of the Common
Stock of the Corporation and, with respect to each such matter, shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Class B Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5, on the record date for the determination of stockholders entitled to vote on such matters, or if no such record date is established, on the date such vote is taken. Except as otherwise provided in the Corporation's charter regarding matters as to which the holders of the Corporation's Class A Convertible Preferred Stock shall vote separately as a class (with respect to which matters the holders of shares of Class B Convertible Preferred Stock shall not be entitled to vote), or otherwise required by law, the holders of shares of Class B Convertible Preferred Stock and the holders of shares of Class A Convertible Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on matters submitted to the stockholders of the Corporation.

3.   DIVIDENDS

     If the Corporation declares a dividend on its Common Stock, each holder of shares of Class B Convertible Preferred Stock shall be entitled to participate in such dividend as if such holder was the holder of the number of whole shares of Common Stock into which such holder's shares of Class B Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5, on the record date for the determination of holders of Common Stock entitled to receive the declared dividend.

4.   LIQUIDATION, DISSOLUTION, OR WINDING-UP

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     Upon the liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, the holders of Class B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after payment of distributions in respect of the preferential rights of any other Preferred Stock then outstanding (the "Proceeds") and each holder of Class B Convertible Preferred Stock shall share in the Proceeds pro rata with the holders of Common Stock and the holders of any Preferred Stock having rights, privileges or preferences on parity with or subordinate to the Class B Convertible Preferred Stock.

5.   CONVERSION.

     5.1  Conversion Right and Conversion Rate.  Any holder of Class B
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Convertible Preferred Stock shall have the right, at the holder's option, to convert at any time, or from time to time, any or all of the such holder's shares of Class B Convertible Preferred Stock into fully-paid and nonassessable shares of the Common Stock of the Corporation, subject to the terms and conditions of this Section 5. The number of shares of Common Stock issuable for each share of Class B Convertible Preferred Stock upon any such conversion (herein called the "Conversion Rate") shall be one (1) share of Common Stock for each share of Class B Convertible Preferred Stock; provided, however, that if the application of the then current Conversion Rate to the aggregate number of shares of Class B Convertible Preferred Stock surrendered by a single holder in a single transaction would result in a fraction, then the next lower whole number of shares of Common Stock shall be issuable upon such conversion. The Conversion Rate shall be subject to adjustment from time to time in certain instances as provided in Section 5.3. The Corporation shall make no payment or adjustment on account of any dividends accrued on the Common Stock issuable upon such conversion, or on account of the rounding down to the next lower whole number of shares issuable upon any conversion.

     5.2  Manner of Conversion.    In order to convert shares of Class B
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Convertible Preferred Stock into Common Stock, the record holder of such shares shall surrender the certificate or certificates therefor, duly endorsed or accompanied by duly executed stock powers, at the principal office of the Corporation. Together with such certificates, the converting holder shall give a written conversion notice to the Corporation of the election to convert a specified number of shares of Class B Convertible Preferred Stock. The converting holder shall state in its notice of conversion the name or names that shall appear on the certificate or certificates for Common Stock issuable upon such conversion. The Corporation shall, as soon as practicable thereafter, cause to be issued and delivered to the converting holder, or to the converting holder's designated transferees or nominees, if permitted by applicable law, certificates for the number of full shares of Common Stock to which the converting holder is entitled. If the converting holder has elected to convert only a portion of the shares of Class B Convertible Preferred Stock represented by the surrendered certificates, the Corporation shall issue, at its expense, a new certificate representing the unconverted shares of Class B Convertible Preferred Stock, registered in the name of the converting holder, or in the name or names of the converting holder's designated transferees or nominees, if permitted by applicable law. Shares of Class B Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date when the surrender of the certificates therefor and the giving of notice as required above has been completed. The person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at and after such time.

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     5.3. Adjustment to Conversion Rate.
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     (a)  Generally. In order to prevent dilution of the conversion rights
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granted under Section 5.1 hereof, the Conversion Rate in effect at any time shall be subject to adjustment from time to time pursuant to this Section 5.3. Any such adjustment shall be automatic and shall not require any further action on the part of the Corporation (except for the preparation of an Adjustment Certificate pursuant to Section 5.4) or of any registered owner of Class B Convertible Preferred Stock.

     (b)  Sale or Issuance of Common Stock.  If and whenever the Corporation
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issues or sells, or in accordance with paragraph (c) of this Section 5.3 is deemed to have issued or sold, any shares of its Common Stock for consideration per share less than One Dollar ($1.00) (hereafter, the "Adjustment Trigger Price"), then immediately upon such issuance or sale (or deemed issuance or sale) the Conversion Rate then in effect shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (ii) the number of shares of Common Stock so issued or sold (or deemed issued or sold), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation (or deemed received by the Corporation) in connection with such issuance or sale (or deemed issuance or sale), determined in accordance with Subsection 5.3(e) hereof, would purchase at a price per share equal to the Adjustment Trigger Price. For purposes of this Section 5.3, the term "Common Stock" shall include all securities of the Corporation having characteristics substantially equivalent to those of the Corporation's Common Stock.

     (c)  Deemed Sale or Issuance of Common Stock. For purposes of this Section
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5.3, the following events shall be deemed an issuance or sale of Common Stock:

          (i)  Issuance of Rights, Warrants or Options. If the Corporation in
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     any manner grants any rights, warrants or options to subscribe for or to purchase Common Stock (such rights, warrants or options being herein called "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Adjustment Trigger Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation upon the grant of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options. No further adjustment of the Conversion Rate shall be made when shares of Common Stock are actually issued upon the exercise of such Options.

          (ii) Issuance of Convertible Securities.  If the Corporation in any
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     manner issues or sells any securities convertible into or exchangeable for
     Common Stock (such convertible or exchangeable

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     securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Adjustment Trigger Price, then the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation for such price per share upon the issuance or sale of such Convertible Securities. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing
     (x) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Rate shall be made when shares of Common Stock are actually issued upon the conversion or exchange of such Convertible Securities.

          (iii)  Treatment of Expired Options and Unexercised Convertible
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     Securities. Upon the expiration of any Option or the termination of any
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     right to convert or exchange any Convertible Securities without exercise of the underlying option or right, provided such Options or Convertible Securities are not reissued by the Corporation, the Conversion Rate then in effect hereunder will be adjusted to the Conversion Rate that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (iv)   Integrated Transactions.  In case any Option is issued in
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     connection with the issuance or sale of other securities of the Corporation together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of One Cent ($0.01).

     (d)  Certain Events Excepted.  Notwithstanding the other provisions of this
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Section 5.3, the following events shall not trigger an adjustment to the
Conversion Rate:

          (i) the issuance or sale (or deemed issuance or sale) of Common Stock reserved for issuance in connection with the conversion of Class B Convertible Preferred Stock or Class A Convertible Preferred Stock;

          (ii) the issuance or sale (or deemed issuance or sale) of Common Stock reserved for issuance upon the exercise of warrants held by holders of the Class B Convertible Preferred Stock or Class A Convertible Preferred Stock; and

          (iii) the grant of Options, or the issuance or sale (or deemed issuance or sale) of Common Stock, to officers, employees, directors, consultants or advisors of the Corporation pursuant to any stock option plan or restricted stock purchase plan adopted by the Corporation or Options exercisable after the resignation or termination of any such persons.

     (e)  Calculation of Consideration Received. If any Common Stock, Option or
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Convertible Security is issued or sold, or deemed to have been issued or sold, for cash, the consideration received therefor shall

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be deemed to be the net amount of cash received by the Corporation therefor. In case any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair market value of any consideration other than cash and securities shall be determined by the Board of Directors of the Corporation.

     (f)  Dividend in Common Stock. If the Corporation pays a dividend in shares
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of its Common Stock, the Conversion Rate shall be increased by multiplying the
Conversion Rate then in effect by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the opening of business on the date fixed for such dividend plus (B) the total number of shares constituting such dividend, and the denominator of which shall be the number of shares of Common Stock outstanding at the opening of business on the date fixed for such dividend.

     (g)  Subdivision or Combination of Common Stock. If the Corporation at any
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time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Conversion Rate and the Adjustment Trigger Price in effect immediately prior to such subdivision will be, respectively, proportionately increased and decreased. If the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate and the Adjustment Trigger Price in effect immediately prior to such combination will be, respectively, proportionately decreased and increased.

     (h)  Waiver of Automatic Adjustment. An automatic adjustment to the
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Conversion Rate or the Adjustment Trigger Price pursuant to this Section 5.3 may not be waived except by written notice to the Corporation executed by the registered owners of 100 percent of then outstanding shares of Class B Convertible Preferred Stock.

     5.4  Adjustment Certificate. The Treasurer or Chief Financial Officer of
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the Corporation shall compute all required adjustments to the Conversion Rate or the Adjustment Trigger Price under this Section 5 and shall prepare a certificate setting forth the adjusted Conversion Rate or Adjustment Trigger Price and showing in detail the facts upon which the adjustment was based (the "Adjustment Certificate"). The Treasurer or Chief Financial Officer shall promptly file the Adjustment Certificate with the Transfer Agent, if any, for the Class B Convertible Preferred Stock and shall promptly mail a copy of the Adjustment Certificate to each record holder of Class B Convertible Preferred Stock.

     5.5  Notice of Certain Events. In case:
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          (i)    the Corporation shall declare a dividend payable in Common
     Stock;

          (ii) of any capital reorganization of the Corporation, reclassification of the capital stock

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     of the Corporation, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

          (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the Transfer Agent, if any, for the Class B Convertible Preferred Stock and to the record holders of the outstanding shares of Class B Convertible Preferred Stock, at least twenty days prior to the record date for any such event, a notice disclosing the event to occur and the record date for determination of the stockholders entitled to participate in such event.

     5.6  Common Stock Reserve. The Corporation shall at all times reserve and
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keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Convertible Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all shares of Class B Convertible Preferred Stock from time to time outstanding.

     5.7  Taxes. The Corporation shall pay any and all issue taxes that may be
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payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Class B Convertible Preferred Stock.

6.   RESTRICTIONS AND LIMITATIONS ON CORPORATE ACTION

     The approval by vote of the holders of at least a majority of the outstanding shares of Class B Convertible Preferred Stock, voting as a single class, each share of Class B Convertible Preferred Stock to be entitled to one vote in each instance, shall be required for any action by the Corporation or any amendment to the corporate charter if such corporate action or amendment would change or limit any of the rights, preferences, or privileges of the Class B Convertible Preferred Stock; provided, however, that the Board of Directors of the Corporation shall have the authority to authorize the creation and issuance of a class or series of capital stock having rights, preferences or privileges senior to or on parity with the Class B Convertible Preferred Stock.

7.   NO IMPAIRMENT

     The Corporation will not, by amendment of its corporate charter or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities, or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Class B Convertible Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms.

8.   NO REISSUANCE OF CLASS B CONVERTIBLE PREFERRED STOCK; TERMINATION

     No share or shares of Class B Convertible Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue. Upon the cancellation of all outstanding shares of the Class B Convertible Preferred Stock, these charter

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provisions regarding the Description and Designation of Class B Convertible
Preferred Stock shall terminate and have no further force and effect.

     THIRD: Except as otherwise provided by express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Charter of the Corporation.

     FOURTH: In addition to the above provisions with respect to the Class B Convertible Preferred Stock, such Class B Convertible Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Charter with respect to Preferred Stock generally.

     FIFTH: The Board of Directors of the Corporation, pursuant to a Unanimous Written Consent in Lieu of Meeting dated February 29, 2000, duly authorized and adopted resolutions classifying and designating the Class B Convertible Preferred Stock as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, PharmaKinetics Laboratories, Inc., has caused these Articles of Supplementary to be signed and acknowledged in its name and on its behalf by its President and corporate seal to be hereunto affixed and attested by its Secretary on the 17th day of April, 2000.

ATTEST:                                 PHARMAKINETICS LABORATORIES, INC.


/s/ Taryn L. Kunkel                     By: /s/ James M. Wilkinson, II   (SEAL)
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Secretary                               President


     The undersigned, President of PharmaKinetics Laboratories, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true under the penalties of perjury.

Dated April 17, 2000          /s/ James M. Wilkinson, II
                              ---------------------------------------
                              President

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